PRINCIPAL FUNDS, INC.
SUB-ADVISORY AGREEMENT AMENDMENT
GOTHAM ASSET MANAGEMENT, LLC

This AMENDMENT to the Sub-Advisory Agreement between Principal Global Investors, LLC (the “Manager”) and Gotham Asset Management, LLC (the “Sub-Adviser”), executed as of June 25, 2019 (the “Contract”) with respect to the Global Multi-Strategy Fund, is effective as of October 5, 2020.

1.The Agreement is hereby amended to replace Section 2(i) in its entirety with the following:

Open accounts with Foreign Account Tax Compliance Act compliant broker-dealers, ISDA counterparties and futures commission merchants (“broker-dealers”), select broker-dealers to effect all transactions for each Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers). To the extent consistent with applicable law, purchase or sell orders for the Allocated Assets may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients over time. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund’s Board of Directors providing such information as the number of aggregated trades to which each Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Allocated Assets at prices which are advantageous to the Allocated Assets and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Allocated Assets as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Allocated Assets. In addition, joint repurchase or other accounts may not be utilized by the Allocated Assets except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

The Agreement otherwise remains in full force and effect. In the event of a conflict between this Amendment and the Agreement or any earlier amendment, the terms of this Amendment shall prevail.

This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Amendment are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

PRINCIPAL GLOBAL INVESTORS, LLC		GOTHAM ASSET MANAGEMENT, LLC
BY:	/s/ Clint L. Woods	BY:	/s/ Louis LaRocca
PRINT NAME:	Clint L. Woods	PRINT NAME:	Louis LaRocca
TITLE:	VP, Associate General Counsel & Secretary	TITLE:	General Counsel & CCO
DATE:	10/11/2020	DATE:	10/06/2020

BY:	/s/ Adam U. Shaikh
PRINT NAME:	Adam U. Shaikh
TITLE:	Assistant General Counsel
DATE:	10/08/2020